Exhibit 99.1

Immediate Release
Contact: Patrick Nolan
248.754.0884

BorgWarner Reports First Quarter 2023 Results,
Expects 2023 eProduct Sales of $2.3 Billion to $2.6 Billion

Auburn Hills, Michigan, May 4, 2023 – BorgWarner Inc. (NYSE: BWA) today reported first quarter results.

Charging Forward Update:
•BorgWarner continues to expect its 2023 electric vehicle sales to grow to $1.5 billion to $1.8 billion, up significantly from $870 million in 2022. Additionally, the Company expects 2023 eProduct sales for hybrid vehicles to be approximately $800 million. As a result, the Company’s total 2023 eProduct sales are expected to be $2.3 billion to $2.6 billion.
•BorgWarner announced its plan to expand its Seneca, South Carolina production facility, which is expected to result in 3GWh of annual U.S. battery module capacity. This investment will contribute to the growth of the Company’s battery module and pack production in the U.S.
•BorgWarner has been selected by a global power technology company to supply battery packs for a series of electric buses. Production has already begun.
•BorgWarner has been selected to provide eMotors to a leading automotive manufacturer in China. The eMotors will be used in the Chinese automaker’s Dedicated Hybrid Transmission and Range Extended Electric Vehicles, with mass production expected to start in August 2023.
•BorgWarner has been selected by a global commercial vehicle manufacturer to provide eFans for battery-electric trucks in both the North American and European markets, with production expected to begin in 2025.
•BorgWarner announced a program win to provide DC fast chargers to the Pontiac, Michigan school district in support of its electric school buses.

First Quarter Highlights:
•U.S. GAAP net sales of $4,180 million, an increase of 8% compared with first quarter 2022.
◦Excluding the impact of foreign currencies and the acquisitions of Santroll’s light vehicle eMotor business, Rhombus Energy Solutions and Drivetek, organic sales were up 12% compared with the first quarter 2022.
•U.S. GAAP net earnings of $0.93 per diluted share.
◦Excluding $(0.16) per diluted share related to non-comparable items (detailed in the table below), adjusted net earnings were $1.09 per diluted share.
•U.S. GAAP operating income of $340 million, or 8.1% of net sales.
◦ Excluding $56 million of pretax expenses related to non-comparable items, adjusted operating income was $396 million, or 9.5% of net sales.
•Net cash used in operating activities of $12 million.
◦ Free cash flow was $(290) million.

Financial Results:
The Company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share. The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company’s ongoing operations, and related tax effects.

	Three Months Ended March 31,
	2023	2022
Earnings per diluted share	$0.93	$0.84

Non-comparable items:
Merger, acquisition and divestiture expense, net	0.10	0.09
Restructuring expense	0.02	0.06
Unrealized loss on debt and equity securities	0.05	0.14
Gain on sale of business	—	(0.08)
Tax adjustments	(0.01)	—

Adjusted earnings per diluted share	$1.09	$1.05

Net sales were $4,180 million for the first quarter 2023, an increase of 8% compared with $3,874 million for the first quarter 2022. Net earnings for the first quarter 2023 were $217 million, or $0.93 per diluted share, compared with net earnings of $200 million, or $0.84 per diluted share, for the first quarter 2022. Adjusted net earnings per diluted share for the first quarter 2023 were $1.09, up from adjusted net earnings per diluted share of $1.05 for the first quarter 2022. Adjusted net earnings for the first quarter 2023 excluded net non-comparable items of $(0.16) per diluted share. Adjusted net earnings for the first quarter 2022 excluded net non-comparable items of $(0.21) per diluted share. These items are listed in the table above, which is provided by the Company for comparison with other results and the most directly comparable U.S. GAAP measures. The increase in adjusted net earnings was primarily due to the benefit of higher sales, partially offset by inflationary impacts on cost, higher R&D investment in the Company’s electrification portfolio and the impact of lower industry production in China.

Full Year 2023 Guidance: The Company has updated full year sales, margin and EPS guidance. Net sales are expected to be in the range of $17.1 billion to $17.9 billion, compared with 2022 sales of $15.8 billion. This implies a year-over-year increase in organic sales of 7.5% to 12.5%. The Company expects its weighted light and commercial vehicle markets to increase in the range of approximately 0% to 3% in 2023. Foreign currencies are expected to result in a year-over-year increase in sales of approximately $55 million primarily due to the strengthening of the Euro against the U.S. dollar, partially offset by the weakening of the Chinese Renminbi against the U.S. dollar. The acquisitions of Santroll’s light vehicle eMotor business, Rhombus Energy Solutions, Drivetek and the electric vehicle solution, smart grid and smart energy businesses of Hubei Surpass Sun Electric are expected to increase year-over-year sales by an aggregate of approximately $70 million.

Operating margin for the full year is expected to be in the range of 8.7% to 9.0%. Excluding the impact of non-comparable items, adjusted operating margin is expected to be in the range of 10.0% to 10.4%. Net earnings are expected to be within a range of $3.87 to $4.24 per diluted share. Excluding the impact of non-comparable items, adjusted net earnings are expected to be within a range of $4.60 to $5.15 per diluted share. Full-year operating cash flow is expected to be in the range of $1,400 million to $1,550 million, while free cash flow is expected to be in the range of $550 million to $650 million.

At 9:30 a.m. ET today, a brief conference call concerning first quarter 2023 results and guidance will be webcast at: https://www.borgwarner.com/investors. Additionally, an earnings call presentation will be available at https://www.borgwarner.com/investors.

For more than 130 years, BorgWarner Inc. (NYSE: BWA) has been a transformative global product leader bringing successful mobility innovation to market. Today, we’re accelerating the world’s transition to eMobility -- to help build a cleaner, healthier, safer future for all.

# # #

Forward-Looking Statements: This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact contained or incorporated by reference in this press release that we expect or anticipate will or may occur in the future regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. Accounting estimates, such as those described under the heading “Critical Accounting Policies and Estimates” in Item 7 of our most recently-filed Annual Report on Form 10-K (“Form 10-K”), are inherently forward-looking. All forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected or implied in or by the forward looking statements.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include supply disruptions impacting us or our customers, such as the current shortage of semiconductor chips that has impacted original equipment manufacturer (“OEM”) customers and their suppliers, including us; commodity availability and pricing, and an inability to achieve expected levels of recoverability in commercial negotiations with customers concerning these costs; competitive challenges from existing and new competitors including OEM customers; the challenges associated with rapidly-changing technologies, particularly as relates to electric vehicles, and our ability to innovate in response; uncertainties regarding the extent and duration of impacts of matters associated with the COVID-19/coronavirus pandemic, including additional production disruptions; the difficulty in forecasting demand for electric vehicles and our electric vehicles revenue growth; potential disruptions in the global economy caused by Russia’s invasion of Ukraine; the ability to identify targets and consummate acquisitions on acceptable terms; failure to realize the expected benefits of acquisitions on a timely basis; our ability to effect the intended tax-free spin-off of our Fuel Systems and Aftermarket segments into a separate, publicly traded company on a timely basis or at all; the potential that uncertainty during the pendency of the spin-off transaction could affect our financial performance; the possibility that the spin-off transaction will not achieve its intended benefits; the failure to promptly and effectively integrate acquired businesses; the potential for unknown or inestimable liabilities relating to the acquired businesses; our dependence on automotive and truck production, both of which are highly cyclical and subject to disruptions; our reliance on major OEM customers; fluctuations in interest rates and foreign currency exchange rates; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; future changes in laws and regulations, including, by way of example, taxes and tariffs, in the countries in which we operate; impacts from any potential future acquisition or disposition transactions; and the other risks noted under Item 1A, “Risk Factors” in our most recently-filed Form 10-K and/or Quarterly Report on Form 10-Q. We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this press release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)
	Three Months Ended March 31,
	2023	2022
Net sales	$4,180	$3,874
Cost of sales	3,430	3,124
Gross profit	750	750
Gross margin	17.9%	19.4%

Selling, general and administrative expenses	384	388
Restructuring expense	7	15
Other operating expense (income), net	19	(5)
Operating income	340	352

Equity in affiliates’ earnings, net of tax	(4)	(8)
Unrealized loss on debt and equity securities	15	39
Interest expense, net	10	15
Other postretirement expense (income)	2	(9)
Earnings before income taxes and noncontrolling interest	317	315

Provision for income taxes	87	91
Net earnings	230	224

Net earnings attributable to noncontrolling interest, net of tax	13	24
Net earnings attributable to BorgWarner Inc.	$217	$200

Earnings per share attributable to BorgWarner Inc. — diluted	$0.93	$0.84

Weighted average shares outstanding — diluted	234.4	239.0

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)*
(in millions)
	Three Months Ended March 31,
	2023	2022
Air Management	$1,979	$1,768
Drivetrain & Battery Systems	955	895
Fuel Systems	568	591
ePropulsion	487	440
Aftermarket	330	307
Inter-segment eliminations	(139)	(127)
Net sales	$4,180	$3,874

Segment Adjusted Operating Income (Loss) (Unaudited)*
(in millions)

	Three Months Ended March 31,
	2023	2022
Air Management	$285	$251
Drivetrain & Battery Systems	110	113
Fuel Systems	48	66
Aftermarket	45	39
ePropulsion	(34)	(17)
Segment Adjusted Operating Income	454	452
Corporate, including stock-based compensation	58	63
Merger, acquisition and divestiture expense, net	25	23
Intangible asset amortization expense	24	23
Restructuring expense	7	15
Gain on sale of business	—	(24)
Equity in affiliates’ earnings, net of tax	(4)	(8)
Unrealized loss on debt and equity securities	15	39
Interest expense, net	10	15
Other postretirement expense (income)	2	(9)
Earnings before income taxes and noncontrolling interest	317	315
Provision for income taxes	87	91
Net earnings	230	224
Net earnings attributable to noncontrolling interest, net of tax	13	24
Net earnings attributable to BorgWarner Inc.	$217	$200
____________________________

*
In the first quarter of 2023, the Company elected to disaggregate the former e-Propulsion & Drivetrain reporting segment into two separate reporting segments of Drivetrain & Battery Systems and ePropulsion. In the first quarter of 2022, the Company announced that the Americas starter and alternator business, previously reported in its former e-Propulsion & Drivetrain segment, would transition to the Aftermarket segment. The Company also announced in 2022 that the canisters and fuel delivery modules business, previously reported in its Air Management segment, would transition to the Fuel Systems segment. Both of these transitions were completed during the second quarter of 2022. Additionally, in the fourth quarter of 2022, the Company moved its battery systems business, previously reported in its Air Management segment, to the e-Propulsion & Drivetrain segment.The reporting segment disclosures have been updated accordingly which included recasting prior period information for the new reporting structures.

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)

	March 31, 2023	December 31, 2022
ASSETS
Cash, cash equivalents and restricted cash	$950	$1,338
Receivables, net	3,566	3,323
Inventories, net	1,800	1,687
Prepayments and other current assets	291	269
Total current assets	6,607	6,617

Property, plant and equipment, net	4,463	4,365
Other non-current assets	6,047	6,012
Total assets	$17,117	$16,994

LIABILITIES AND EQUITY
Notes payable and other short-term debt	$62	$62
Accounts payable	2,676	2,684
Other current liabilities	1,410	1,490
Total current liabilities	4,148	4,236

Long-term debt	4,175	4,166
Other non-current liabilities	1,115	1,084
Total liabilities	9,438	9,486

Total BorgWarner Inc. stockholders’ equity	7,441	7,224
Noncontrolling interest	238	284
Total equity	7,679	7,508
Total liabilities and equity	$17,117	$16,994

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)
	Three Months Ended March 31,
	2023	2022
OPERATING
Net cash (used in) provided by operating activities	$(12)	$116
INVESTING
Capital expenditures, including tooling outlays	(278)	(177)
Payments for businesses acquired, net of cash acquired	(19)	(157)
Proceeds from settlement of net investment hedges, net	13	12
Proceeds from investments in debt and equity securities, net	—	30
Proceeds from the sale of business, net	—	25
Proceeds from asset disposals and other, net	2	13
Net cash used in investing activities	(282)	(254)

FINANCING
Additions to debt	1	—
Repayments of debt, including current portion	(2)	(2)
Payments for purchase of treasury stock	—	(40)
Payments for stock-based compensation items	(25)	(17)
Purchase of noncontrolling interest	—	(59)
Dividends paid to BorgWarner stockholders	(39)	(41)
Dividends paid to noncontrolling stockholders	(25)	(36)
Net cash used in financing activities	(90)	(195)
Effect of exchange rate changes on cash	(4)	(7)
Net decrease in cash, cash equivalents and restricted cash	(388)	(340)
Cash, cash equivalents and restricted cash at beginning of year	1,338	1,844
Cash, cash equivalents and restricted cash at end of period	$950	$1,504

Supplemental Information (Unaudited)
(in millions)
	Three Months Ended March 31,
	2023	2022
Depreciation and tooling amortization	$159	$157
Intangible asset amortization	$24	$23

Non-GAAP Financial Measures
This press release contains information about BorgWarner’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures below and in the Financial Results table above. The provision of these comparable GAAP financial measures for 2023 is not intended to indicate that BorgWarner is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by BorgWarner may not be comparable to similarly titled measures reported by other companies.

Adjusted Operating Income and Adjusted Operating Margin
The Company defines adjusted operating income as operating income adjusted to exclude the impact of restructuring expense, merger, acquisition and divestiture expense, intangible asset amortization expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations. Adjusted operating margin is defined as adjusted operating income divided by net sales.

Adjusted Net Earnings
The Company defines adjusted net earnings as net earnings attributable to BorgWarner Inc. adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations, and related tax effects. The impact of intangible asset amortization expense will continue to be included in adjusted net earnings.

Adjusted Earnings per Diluted Share
The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company's ongoing operations, and related tax effects. The impact of intangible asset amortization expense continues to be included in adjusted earnings per share.

Free Cash Flow
The Company defines free cash flow as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

Organic Net Sales Change
The Company defines organic net sales changes as net sales change year over year excluding the estimated impact of foreign exchange (FX) and the acquisitions of Santroll’s light vehicle eMotor business, Rhombus Energy Solutions, Drivetek and the electric vehicle solution, smart grid and smart energy businesses of Hubei Surpass Sun Electric.

Adjusted Operating Income and Adjusted Operating Margin (Unaudited)
	Three Months Ended March 31,
(in millions)	2023	2022
Net sales	$4,180	$3,874

Operating income	$340	$352
Operating margin	8.1%	9.1%

Non-comparable items:
Merger, acquisition and divestiture expense, net	$25	$23
Intangible asset amortization expense	24	23
Restructuring expense	7	15
Gain on sale of business	—	(24)
Adjusted operating income	$396	$389
Adjusted operating margin	9.5%	10.0%

Free Cash Flow Reconciliation (Unaudited)
	Three Months Ended March 31,
(in millions)	2023	2022
Net cash (used in) provided by operating activities	$(12)	$116
Capital expenditures, including tooling outlays	(278)	(177)
Free cash flow	$(290)	$(61)

First Quarter 2023 Organic Net Sales Change (Unaudited)
(in millions)	Q1 2022 Net Sales	FX	Q1 2023 Acquisition Impact	Organic Net Sales Change	Q1 2023 Net Sales	Organic Net Sales Change %
Air Management	$1,768	$(81)	$2	$290	$1,979	16.4%
Drivetrain & Battery Systems	895	(32)	—	92	955	10.3%
Fuel Systems	591	(24)	—	1	568	0.2%
ePropulsion	440	(19)	20	46	487	10.5%
Aftermarket	307	(6)	—	29	330	9.4%
Inter-segment eliminations	(127)	—	—	(12)	(139)	—
Net sales	$3,874	$(162)	$22	$446	$4,180	11.5%

Adjusted Operating Income and Adjusted Operating Margin Guidance Reconciliation (Unaudited)
	Full-Year 2023 Guidance
(in millions)	Low	High
Net sales	$17,100	$17,900

Operating income	1,480	1,610
Operating margin	8.7%	9.0%

Non-comparable items:
Intangible asset amortization expense	$95	$95
Merger, acquisition and divestiture expense, net	90	100
Restructuring expense	40	50
Adjusted operating income	$1,705	$1,855
Adjusted operating margin	10.0%	10.4%

Adjusted Earnings Per Diluted Share Guidance Reconciliation (Unaudited)
	Full-Year 2023 Guidance
	Low	High
Earnings per Diluted Share	$3.87	$4.24

Non-comparable items:
Merger, acquisition and divestiture expense, net	0.56	0.70
Restructuring expense	0.13	0.17
Unrealized loss on debt and equity securities	0.05	0.05
Tax adjustments	(0.01)	(0.01)
Adjusted Earnings per Diluted Share	$4.60	$5.15

Free Cash Flow Guidance Reconciliation (Unaudited)
	Full-Year 2023 Guidance
(in millions)	Low	High
Net cash provided by operating activities	$1,400	$1,550
Capital expenditures, including tooling outlays	(850)	(900)
Free cash flow	$550	$650
One-time cash costs for spin-off transaction	150	150
Free cash flow excluding one-time cash costs for spin-off transaction	$700	$800

Full Year 2023 Organic Net Sales Change Guidance Reconciliation (Unaudited)
(in millions)	FY 2022 Net Sales	FX	FY 2023 Acquisition Impact	Organic Net Sales Change	FY 2023 Net Sales	Organic Net Sales Change %
Low	$15,801	$55	$70	$1,174	$17,100	7.4%
High	$15,801	$55	$70	$1,974	$17,900	12.5%

Recast Segment Information

In the first quarter of 2023, the Company elected to disaggregate the former e-Propulsion & Drivetrain reporting segment into two separate reporting segments of Drivetrain & Battery Systems and ePropulsion. The Drivetrain & Battery Systems segment’s technologies include battery management systems and control modules, software, friction and mechanical products for automatic transmissions and torque-management products. The ePropulsion segment primarily includes rotating electrical components, power electronics, inverters and electric motors.

In the first quarter of 2022, the Company announced that the Americas starter and alternator business, previously reported in its former e-Propulsion & Drivetrain segment, would transition to the Aftermarket segment. The Company also announced in 2022 that the canisters and fuel delivery modules business, previously reported in its Air Management segment, would transition to the Fuel Systems segment. Both of these transitions were completed during the second quarter of 2022. Additionally, in the fourth quarter of 2022, the Company moved its battery systems business, previously reported in its Air Management segment, to the former e-Propulsion & Drivetrain segment.

The reporting segment disclosures have been updated accordingly which included recasting prior period information for the new reporting structures. For informational purposes only, in the following tables, the Company has recast the quarterly segment information for fiscal 2022 to align with this presentation.

2022 Net Sales by Reporting Segment (Unaudited)
(in millions)	Three Months Ended March 31, 2022	Three Months Ended June 30, 2022	Three Months Ended September 30, 2022	Three Months Ended December 31, 2022	Year Ended December 31, 2022
Air Management	$1,768	$1,724	$1,841	$1,796	$7,129
Drivetrain & Battery Systems	895	896	954	991	3,736
Fuel Systems	591	516	600	607	2,314
ePropulsion	440	432	489	545	1,906
Aftermarket	307	326	327	325	1,285
Inter-segment eliminations	(127)	(135)	(151)	(156)	(569)
Net sales	$3,874	$3,759	$4,060	$4,108	$15,801

2022 Segment Adjusted Operating Income (Loss) (Unaudited)
	Three Months Ended March 31, 2022		Three Months Ended June 30, 2022		Three Months Ended September 30, 2022		Three Months Ended December 31, 2022		Year Ended December 31, 2022
(in millions)		% margin		% margin		% margin		% margin		% margin
Air Management	$251	14.2%	$244	14.2%	$294	16.0%	$279	15.5%	$1,068	15.0%
Drivetrain & Battery Systems	113	12.6%	113	12.6%	101	10.6%	135	13.6%	462	12.4%
Fuel Systems	66	11.2%	44	8.5%	83	13.8%	56	9.2%	249	10.8%
ePropulsion	(17)	(3.9)%	(42)	(9.7)%	(32)	(6.5)%	8	1.5%	(83)	(4.4)%
Aftermarket	39	12.7%	51	15.6%	49	15.0%	57	17.5%	196	15.3%